                                                                      EXHIBIT 11

                                BROOKSTONE, INC.
       COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE
       ------------------------------------------------------------------
                     (In thousands, except per share data)

                                               Fiscal Year
                                          ----------------------
                                           1996    1995    1994
                                          ------  ------  ------
Net income                                $5,873  $4,617  $5,143
                                          ======  ======  ======
Weighted Average Number of Common
 Shares Outstanding                        7,745   7,663   7,529

Adjustments to Weighted Average Common
 Shares Outstanding:
Common stocks issuable upon exercise of
 outstanding options (1)                     316     310     320
                                          ------  ------  ------
Weighted Average Number of Common
 Shares as Adjusted                        8,061   7,973   7,849

Primary and Fully Diluted Earnings per    $ 0.73  $ 0.58  $ 0.66
 share

(1) See note two of Notes to Consolidated Financial Statements